Filing Pursuant to Rule 424 (b)(2)
                         Registration Statement No. 333-46442


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED OCTOBER 6, 2000)

                                 764,300 Shares

                                  INCHORUS.COM

                                  Common Stock

                                _________________


     You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     INVESTING IN INCHORUS.COM COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF OUR PROSPECTUS DATED OCTOBER 6, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

PLAN  OF  DISTRIBUTION

     We are offering 764,300 shares of our common stock to one institutional investor under the terms of this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $76,430, of which $50,000 will be paid in cash and the remainer in the waiver of the investor's right to collect $26,430 previously paid to us. We expect this transaction to close following this filing. We will not pay any other compensation in conjunction with this sale of our common stock in addition to the arrangements discussed in our prospectus dated October 6, 2000. We have agreed to indemnify the investor against liabilities, including liabilities under the Securities Act of 1933.

USE  OF  PROCEEDS

     The net proceeds to us from this offering will be $50,000. We plan to use the net proceeds for general corporate purposes and working capital. Pending use of the net proceeds for this purpose, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.


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MARKET  FOR  OUR  COMMON  STOCK

     On February 14, 2001, the last reported sales price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.14 per share. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "ICHC".

     As of February 14, 2001 and before the issuance of shares of common stock pursuant to this prospectus supplement, we had 20,365,987 shares of common stock outstanding.

GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

DISCLOSURE  REGARDING  FORWARD-LOOKING  STATEMENTS

     The statements contained in this prospectus supplement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934. These statements include statements regarding our expectations, hopes, intentions, beliefs or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability, anticipated expense levels, and market and product information, including expected product release dates, definition of markets and market size, and market acceptance of our products. All forward-looking statements included in this document or documents incorporated by reference are based on information available on this date, and we assume no obligation to update any of our forward-looking statements. You should note that actual results could differ materially from those contained in forward-looking statements. Among the factors that may cause our actual results to differ materially are the risks discussed in the "Risk Factors" section included in the related prospectus.
                              _____________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _____________________

          The date of this prospectus supplement is February 15, 2001.


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TABLE  OF  CONTENTS

Prospectus  Supplement                                                   Page
----------------------                                                   ----

Plan  of  Distribution                                                    1
Use  of  Proceeds                                                         1
Market  for  Our  Common  Stock                                           2
General                                                                   2
Disclosure  Regarding  Forward-Looking
  Statements                                                              2


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